Exhibit 99.2


NOT FOR PUBLICATION


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

__________________________________________
In re:                                    :       Bankruptcy Case No. 03-51524
                                          :
CONGOLEUM CORPORATION, et al.,            :       Chapter 11
                                          :
            Debtors.                      :       Jointly Administered
                                          :
                                          :       Hearing Date: October 26, 2006
__________________________________________


                                     OPINION


                FIRST STATE INSURANCE COMPANY AND TWIN CITY FIRE
                 INSURANCE COMPANY'S MOTION FOR SUMMARY JUDGMENT
            DENYING CONFIRMATION OF THE DEBTOR'S TENTH MODIFIED PLAN

                  CONTINENTAL CASUALTY COMPANY AND CONTINENTAL
                 INSURANCE COMPANY'S MOTION FOR SUMMARY JUDGMENT
               DENYING CONFIRMATION OF THE DEBTOR'S TENTH MODIFIED
                             PLAN OF REORGANIZATION

      Currently pending before the court in the matter of Congoleum Corporation, et al. are two plans of reorganization: the Tenth Modified Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., and the Asbestos Claimants' Committee dated as of September 15, 2006 ("Tenth Modified Joint Plan"); and the Second Modified Joint Plan of Reorganization of Continental Casualty Company and Continental Insurance Company ("CNA Plan").

      On October 26, 2006, the Court took oral argument on three summary judgment motions: First State's Motion for Summary Judgment Denying Confirmation of the Tenth Modified Joint Plan of Reorganization; Continental Casualty Company and Continental Insurance Company's Motion for Summary Judgment Denying Confirmation of the Debtors Tenth Modified Plan of Reorganization; and the Debtors and the Official Committee of Unsecured Asbestos Claimants' Motion for Summary Judgment that the Second Modified Joint Plan of Reorganization of Continental Casualty Company and Continental Insurance Company is Unconfirmable as a Matter of Law. Numerous other insurers joined in the summary judgment motions regarding the Tenth Modified Joint Plan. The United States Trustee filed a response urging denial of confirmation of both the Tenth Modified Joint Plan and the CNA Plan.

      The factual and procedural history of this case is extensively set forth in the motion papers and will not be repeated at length. The Court will reference salient facts as necessary in the context of its discussion of particular issues. This opinion addresses only the two motions relating to the Tenth Modified Joint Plan. The summary judgment motion regarding the CNA Plan will be addressed in a separate opinion.

I. Summary judgment standard

      "[S]ummary judgment is appropriate only when there is no genuine issue of material fact and when the moving party is entitled to judgment as a matter of law." Fed. R. Civ. Pro. 56(c). The party moving for summary judgment has the burden of establishing the nonexistence of any "genuine issues of material fact." Celotex Corp. v. Catrett, 477 U.S. 317 (1986). Summary judgment should not be granted if a reasonable jury based on that evidence could return a verdict for the nonmoving party. In re CitX Corp., Inc., 448 F.3d 672 (3d Cir.
2006); Tran v. Metropolitan Life Ins. Co., 408 F.3d 130, 135 (3d Cir. 2005). Whenever there is even the "slightest doubt regarding the facts of a case, summary judgment should not be granted." Tomalewski v. State Farm Life Ins, Co., 494 F.2d 882, 884 (3d Cir. 1984)

      While the moving party bears the burden of proving that there is no issue of material fact, once shown, that burden switches to the non-moving party. Celotex Corp. v. Catrett, 477 U.S. 317 (1986). Where the non-moving party bears the ultimate burden of persuasion on a dispositive issue at trial, the non-moving party must `go beyond the pleadings' and, by way of affidavits, depositions, answers to interrogatories, or admissions on file "designate specific facts showing that there is a genuine issue for trial." Celotex, 477 U.S. at 323. The evidence that the non-moving party produces to show the existence of a genuine issue must be of sufficient quantum and quality to allow a rational and fair-minded fact finder to return a verdict in favor of the non-movant, bearing in mind the applicable standard of proof that would apply at trial on the merits. Anderson v. Liberty Lobby, Inc., 477 U.S. 242 (1986). A dispute of fact exists when a reasonable jury could find for the non-moving party. Id. at 248-49. Facts that could alter the outcome are material and disputes are genuine if evidence exists from which a rational person could conclude that the position of the person with the burden of proof on the disputed issue is correct. Horowitz v. Federal Kemper Life

Assurance Co., 57 F.3d 300, 302 n. 1 (Fed. Cir. 1995)

II.  Insurers Standing to Object

      Debtors' first contention is that the Insurers' motions for summary judgment must be denied because the Insurers lack standing. It is incontrovertible that standing is a threshold question in every case, but the Court finds the threshold easily met here. Lujan v. Defenders of Wildlife, 504 U.S. 555 (1992).

      First, it is law of the case that the Insurers have standing with regard to confirmation. Arizona v. California, 460 U.S. 605 (1983) (when a court decides upon a rule of law, that decision should continue to govern the same issues in subsequent stages in the same case.) Early in the case, this Court found that the Insurers did not have standing to object to the sufficiency of the disclosure statement, but did have standing with regard to confirmation. One of the primary bases of the Court's standing decision was that the bulk of the funding for the plan was to be provided by the Insurers. That ruling was not overturned on appeal and remains the law of the case. Likewise, the fact that the Insurers will be providing the bulk of the funding for the Plan has not changed.

      Notwithstanding, the Debtors urge the Court to reconsider its standing ruling because "the Tenth Plan has been substantially revised to make its provisions and operation completely, unambiguously and unequivocally `insurance neutral,' thus eliminating the standing of the insurers to object to the confirmation of the Plan." Debtors' Memorandum of Law in Opposition to Certain Insurers Summary Judgment Motion ("Debtors' Mem.") at 76. Even if insurance neutrality were the only issue, the Tenth Modified Joint Plan does not meet the standards in this Circuit. The new provision purportedly establishing insurance neutrality is contained in ss. 12.12 of the Tenth Modified Joint Plan. That provision does not track the language the Third Circuit has found acceptable. In In re Combustion Engineering, Inc., 391 F.3d 190, 218 (3d Cir.
2005), the Third Circuit struck from the plan's "super-preemptory provision" limiting language that had been added by the District Court. The resulting language provided that nothing "shall in any way operate to, or have the effect of, impairing the insurers' legal, equitable or contractual rights ...." The
Tenth Modified Joint Plan's insurance neutrality provision provides that nothing "shall limit the rights of any Asbestos Insurance Company to assert any Asbestos Insurer Coverage Defense." Plan ss. 12.12(a). Because it limits the Insurers to only Asbestos Insurer Coverage Defenses (as defined in ss. 1.2 of the Plan), the Tenth Modified Joint Plan's insurance language is not as broad as the super-preemptory provision in Combustion Engineering. As a result, this Court sees no compelling reason to alter its previous ruling on standing.

      Parenthetically, even if the Court were to view this as an unequivocally insurance neutral plan and deny the Insurers standing, these motions would still go forward. The United States Trustee has filed her own objection to the Tenth Modified Joint Plan that raises many of the same issues contained in the Insurers' motions. It cannot be denied that the United States Trustee ("UST") has standing to raise these issues. In another case in which the UST was challenging an indemnification provision in a Chapter 11 plan, the Third Circuit acknowledged the broad standing of the UST in bankruptcy cases. United Artists Theatre Co. v. Walton, 315 F.3d 217, 225 (3d Cir. 2003). In that case, the court noted that:

      the U.S. Trustee "may raise and may appear and be heard on any issue in any case or proceeding." 11 U.S.C. ss. 307. A lack of pecuniary interest in the outcome of a bankruptcy proceeding does not deny the U.S. Trustee standing. See In re Columbia Gas Sys. Inc., 33 F.3d 294, 295-96 (3d Cir.1994). U.S. Trustees are officers of the Department of Justice who protect the public interest by aiding bankruptcy judges in monitoring certain aspects of bankruptcy proceedings. Id.; accord In re Revco Drug Stores, Inc., 898 F.2d 498, 499-500 (6th Cir.1990).

Id. at 225.

      Finally, in an effort to streamline the confirmation process, the Court sua sponte requested that the parties file summary judgment motions to address several of the more vexing legal issues in the case. Since Congress imposes on the court the obligation to ensure that all of the confirmation requirements in ss. 1129 are satisfied, it is beyond cavil that this Court has standing to address the issues raised in these motions. In re WCI Cable, Inc., 282 B.R. 457, 466 (Bankr. D. Or. 2002)(citing In re Ambanc La Mesa Ltd. Partnership, 115 F.3d 650, 653 (9th Cir. 1997)("The court has an affirmative duty to make sure that all of the requirements for confirmation under ss. 1129 have been met." ). Since the Court has an independent duty to address the issues raised by the Insurers, it is of no consequence whether there are any valid objections to confirmation, no less objections by parties with standing. In re Genesis Health Ventures, Inc., 266 B.R. 591 (D. Del. 2001).

III. Congoleum and ABI's contribution to the Plan Fund

      A. ss. 524(g)'s funding requirements

      The UST and First State argue that the Tenth Modified Joint Plan ("Plan") does not comply with ss. 524(g)'s funding requirements. Under the pre-packaged bankruptcy plan and several subsequent modifications, Congoleum and its parent, ABI, were to make only one contribution each towards plan funding: Congoleum was to issue a $2.7 million promissory note payable in ten years and ABI was to make a $250,000 cash contribution. See, In re Congoleum Corp., 426 F.3d 675, 680 (3d Cir. 2005) ("Notably, neither Congoleum nor related entities were required to contribute equity to the trust.") Despite the express requirements of ss. 524(g), and explicit concern expressed by the Third Circuit, it was not until the Seventh Modified Joint Plan was filed on February 3, 2006, that the Debtors or ABI proposed contributing any equity toward the Plan Trust. In the current Plan, the extent of the Debtors and ABI's equity contribution to the Plan Trust is dependent upon the vote of holders of the Senior Note Claims ("Bondholders").

      If the Bondholders vote to accept the Plan, the Debtors will contribute to the Plan Trust 3.8 million shares of Congoleum's Class A Common Stock to the Plan Trust, and a Subordinated Convertible Note ("Note") in the original principal amount of $2,738,234.75 with a maturity date 15 years after the effective date of the Plan. The Note is "convertible" because should there be a continuing default by the Debtors, the Plan Trust has the option of converting the outstanding principal amount plus all accrued, unpaid interest into the Designated Amount(1) of Congoleum Class A Common Stock. ABI's sole contribution remains $250,000 in cash.

      If the Bondholders vote to reject the Plan, Congoleum will cancel all existing equity in the company, cancel the $100 million in existing Senior Notes payable to the Bondholders, and will not issue the Note. Instead, Congoleum will issue new shares ("Reserved Common Stock"). The Plan provides that the Court will allocate(2) this new Reserved Common Stock, which represents 100% of the equity of Reorganized Congoleum, between the Bondholders and the Plan Trust. Plan ss. 1.2 (definition of Reserved Common Stock). ABI's contribution will remain the same.

      The Court must determine whether these alternative proposals satisfy the requirements of ss. 524(g). A trust created pursuant to ss. 524(g) must "own, or by the exercise of rights granted under


----------
      (1) Under the terms of the Note, the "Designated Amount" is "the number of shares of Class A Common Stock of [Congoleum] that, when combined with the New Class A Common, result in the Plan Trust being the beneficial owner of (I) 51% of the Borrower's voting Capital Stock and (ii) 51% of the economic interest in the Borrower's Capital Stock, in each case on a fully-diluted basis. Plan Ex. J [Subordinated Convertible Note P. 11].

      (2) Although not expressly stated in the Plan, it was clarified at oral argument that the Debtors envisioned that the Court's "allocation" would result in the Trust being granted a majority interest in the stock of Reorganized Congoleum.

such plan would be entitled to own if specified contingencies occur, a majority of the voting shares" of the debtor, its parent corporation, or a subsidiary. 11 U.S.C. ss. 524(g)(2)(B)(i)(III). In other words, the Code provides two options for compliance with the majority control provisions of ss. 524(g): 1) grant the trust a majority of the voting shares from the outset; or 2) delineate "specified contingencies" that would trigger the transfer of a majority of the voting shares to the trust. A Bondholder-rejected Plan would satisfy the first option, because it envisions an allocation proceeding that would result in the Plan Trust being granted 51% of the voting shares. The more troubling question is whether a Bondholder-supported Plan, which clearly does not grant immediate majority ownership, satisfies the second option.

      The Code does not define "specified contingencies," and because the meaning of the phrase in the statute is ambiguous, courts may look to the legislative history as an interpretive aid. United States v. Gonzales, 520 U.S. 1, 6 (1997). Unfortunately, the sparse legislative history of ss. 524(g) provides little guidance. It simply does not address the meaning of the phrase "specified contingencies." Therefore, the Court must discern the meaning of the phrase in light of the overall purpose of ss. 524(g)(3).

      One leading bankruptcy treatise stated that ss. 524(g)'s control requirement is intended "to ensure that, if there are not sufficient funds in the trust otherwise, the trust may obtain control of the debtor company." 4 Collier on Bankruptcy P. 524.07[2] (15th ed. 2005) (citing 140 Cong. Rec.


----------
      (3) Judge Tchaikovsky, faced with the task of ascertaining the meaning of "specified contingencies" in ss. 524(g), commented: "[Y]ou could have said if there are ten Sundays in a month, the trust will get the stock ... lot[s] of things can be contingencies, but whether they're a contingency within the meaning of that statute is what I've got to decide." In re Western Asbestos Co., Case No. 02-46284 (Bankr. N.D. Cal. Jan. 13, 2003); Anker Cert. Ex. 29.

H10,765 (daily ed. Oct. 4, 1994)(remarks of Rep. Jack Brooks)). The conclusion that the intended purpose of ss. 524(g)(2)(B)(i)(III) is to grant the trust the ability to gain control of the debtor is well supported by the text of the statute because Congress specified that the shares be "voting shares" and that the shares constitute a majority.

      It then follows that if control of the debtor company is the goal, that control must come at a point when control is meaningful. In other words, control of the Debtor must shift in time for the trust to change the course of operations and ensure the future viability and profitability of the company to protect the interests of the trust beneficiaries. Accordingly, the "specified contingencies" need to precede the financial "point of no return" for the Debtor. Granting the trust control of a company that is no longer viable would not further the goal of protecting the interests of future claimants.

      Debtors contend that Certain Insurers' arguments that the convertible note vehicle fails to satisfy ss. 524(g) "ignore the plain language of the statute.
Section 524(g)(2)(B)(i)(III) requires only that the Plan Trust `be entitled to own if specified contingencies occur, a majority of the voting shares,' which is precisely what the Tenth Plan calls for." Debtors' Mem. at 129-30. Debtors' insistence that they only need to comply with the letter of the law is not supported by the case law.(4) In Western Asbestos, the court found that the contingency in the original plan - that the trust could


----------
      (4) Debtors' argument is comparable to arguments that artificial impairment of claims is acceptable because it is not a technical violation of any Code provisions; a practice the Combustion Engineering court expressly disapproved of in the asbestos context. In re Combustion Engineering, 391 F.3d 190, 243 (3d Cir. 2005); Compare, L & J Anaheim Assocs., 995 F.2d 940, 943 (9th
Cir. 1993)(holding that for confirmation purposes there is no distinction between artificial and actual impairment of claims) with In re Lettick Typografic, Inc., 103 B.R. 32, 39 (Bankr. D. Conn. 1989)("While the debtor may have achieved literal compliance with ss. 1129(a)(10), this engineered impairment so distorts the meaning and purpose of that subsection that to permit it would reduce (a)(10) to a nullity.").

own the shares by purchasing them at their fair market value - although technically compliant with the Code, was not a contingency that satisfied ss. 524(g)(2)(B)(i)(III). In re Western Asbestos Co., 313 B.R. 832, 851-52 n. 28
(Bankr. N.D. Cal. 2003) Moreover, Debtors' argument could produce an absurd result. See, United Savings Ass'n of Texas v. Timbers of Inwood Forest Associates, Ltd., 484 U.S. 365, 375 (1988) (rejecting interpretation of one section that renders another "a practical nullity and a theoretical absurdity"). Under the Debtors' argument, any contingency satisfies the "plain language of the statute"; therefore, the contingency the Plan provides for could be that a meteor will fall on the Clarkson S. Fisher Federal Building and U.S. Courthouse in Trenton. While some of the parties may fervently wish for that contingency, courts should not strain to interpret a statute in a way that would produce an entirely illogical result, and the Court declines to do so here. Bennett v. City of Holyoke, 362 F.3d 1, 11 (1st Cir. 2004); 2A Norman J. Singer, SUTHERLAND STATUTORY CONSTRUCTION ss. 45.12 (6th ed. 2000). It is not intellectually defensible to interpret ss.524(g)(2)(B)(i)(III) to mean that any contingency will suffice.

      That is not to say that the contingency provided for in the Plan is completely untethered to the realities of the case. To advance that point, Debtors note that other courts have confirmed plans with similar funding provisions. One case Debtors single out is ABB Lummus Global, Inc., in which Lummus granted the trust an interest bearing note in the principal amount of $33 million that was convertible into 51% of the shares of the company upon default. In re ABB Lummus Global Inc., 2006 WL 2052409 (Bankr. D. Del. 2006). The problem with that comparison is that the Lummus Note was only a small part of the overall funding package. In addition to the Lummus Note, the debtor or its affiliated companies were making a $204 million additional contribution, providing $300 million in exit financing, and subordinating $532 million in inter-company debt. Several times in the opinion

Judge Fitzgerald commented on the substantial nature of the trust contributions.(5) The substance of the Lummus plan also makes it an inapt comparison to this case. That plan provided for "all creditors to be paid in full, and will allow the Lummus Asbestos PI Trust Claimants, to be paid the allowed value of their claims in accordance with the terms, provisions, and procedures of the Lummus TDP." In re ABB Lummus Global Inc., 2006 WL 2052409 at 7 (Bankr. D. Del. 2006) Here, all non-asbestos creditors are not being paid in full. Another notable difference is that all the Lummus asbestos claimants were placed in a single class.

      The other case the Debtors rely upon is In re A.P.I., Inc., 331 B.R. 828 (Bankr. D. Minn. 2005). Citation to that case is not helpful because the A.P.I. court did not address the propriety of contributing a promissory note to the plan that is convertible into 51% of the shares; rather, the court addressed the insurers standing to object on that basis. Additionally, based on the facts that can be gleaned from the decision, the consequences of a default on the A.P.I. note and the Congoleum note are vastly different given the amounts at issue. In re A.P.I., Inc., 331 B.R. 828, 837, n. 12 (Bankr. D. Minn. 2005)("Per the plan, the Debtor and its parent are committing a total of $41,000,000.00 to the trust, to be paid over a 20-year period, via an initial increment of $15,000,000.00 and periodic payments totaling $26,000,000.00 thereafter.") Inability to make a $15 million payment is considerably different than Congoleum's inability to make de minimus semi-annual payments.

      Although illuminating, how other courts have addressed the funding issue ultimately does not


----------
      (5) In re ABB Lummus Global Inc., 2006 WL 2052409 (Bankr. D. Del.
2006)("substantial contributions" at 7; "The Plan includes significant financial contributions from the Debtor, ABB, ABB Holdings, and certain other members of the ABB Group." at 10; "The substantial contributions to be made in this Chapter 11 Case are sufficient to justify the issuance of the Lummus Asbestos PI Channeling Injunction in favor of all Asbestos Protected Parties contemplated by the Plan." at 18) dispose of the issue because this Court must make an independent determination of whether the proposed funding as a whole meets the requirements of ss. 524(g). Of necessity, a decision based on the entirety of the funding scheme must be based on the unique facts presented. In this case, the only payments due on the Note for the first ten years after the effective date of the Plan would be semi-annual payments of approximately $121,500. If the Note is not pre-paid by the tenth anniversary, the interest rate is lowered to 5%, further reducing the payments. Subordinated Convertible Note ss. 3.1 In other words, no significant payment is due for 15 years, making the likelihood of default prior to the term of the Note extremely remote.

      Adding to the unlikelihood of default is the fact that a potential source of funds to make payments on the Note is the proceeds from the GHR/Kenesis Litigation Trust. GHR/Kenesis Litigation Trust Agreement ("Trust Agreement") ss.
3.01. The GHR/Kenesis Litigation Trust is charged with the "retention, prosecution, direction, settlement, collection and enforcement of the GHR/Kenesis Actions". Trust Agreement ss. 2.02. The beneficiary of the proceeds from the GHR/Kenesis Litigation Trust is Reorganized Congoleum. Trust Agreement Recitals P. 2. The genesis of the causes of action held by the GHR/Kenesis Litigation Trust is this Court's March 2006 order requiring GHR to disgorge $9,662,486.71 in fees it had received from the Debtors despite the Third Circuit's determination that GHR had not been properly retained. While those disgorged funds are property of the estate that the Debtors are not required to contribute toward the Plan Trust, contribution would go a long way toward establishing good faith. In the first several iterations of the Plan, the Debtors were proposing to contribute the same $2.7 million note to the Plan Trust that the Debtors propose in the current Plan. The Debtors apparently thought they had the ability to pay the Note before they had the benefit of over $9 million in recouped legal fees. Now, instead of increasing the amount of the Note, the Debtors are pledging those recouped fees as security for repayment of the Note and the Plan Trust Note. The impact of the Note payments on the Debtors is further ameliorated because the initial costs of litigating, settling or collecting the GHR disgorgement funds will be funded by a one time capital contribution of $600,000 to be made from the proceeds of the asbestos insurance settlement agreement with Liberty Mutual Insurance Company.

      More significantly, should Congoleum default on such insignificant payments it would essentially mean that it is insolvent, making the value of the shares negligible. Congoleum's CFO, Howard N. Feist, III, acknowledged as much at a deposition when in response to a question about how much Congoleum's stock would be worth after a default, he stated: "presumably not much." Anker Decl. Ex. 7 at 328:25 (June 30, 2004 deposition) If for some reason Congoleum defaulted but its stock retained significant value, then the only reasonable outcome would be that ABI would pay the Note to protect its own interest(6). Either way, there is no plausible scenario in which the Plan Trust would be able to convert the shares when they were still valuable. That cannot be the type of contingency Congress envisioned when it drafted ss. 524(g)(2)(B)(i)(III).

      The Court finds as a matter of law that a Bondholder-supported plan that would allow the Plan Trust to obtain 51% of the shares only when the shares were not meaningful does not satisfy the requirements of ss. 524(g)(2)(B)(i)(III).

      B. Fair and Equitable

      First State also contends that the meager contributions being made to the Plan Trust mean that


----------
      (6) According to ABI's SEC Form 10-K, Congoleum's net sales for 2005 accounted for over half of ABI's total sales.

the Plan cannot satisfy the requirements of ss. 524(g)(4)(B)(ii)(7). That section provides that for a ss. 524(g) injunction to issue, the court must find that the plan is fair and equitable in light of the benefits the debtor or third parties provide to the trust. The courts have yet to define what "fair and equitable" means in the ss. 524(g) context. One court in California held as a matter of law that the phrase "fair and equitable" in ss. 524(g) does not have the same meaning as it does in ss. 1129, but stopped short of defining it for ss. 524(g) purposes. In re Western Asbestos Co., 313 B.R. 832, 850 n. 25 (Bankr. N.D. Cal. 2003). Most courts that have looked at the fair and equitable requirement for the injunction in 11 U.S.C. ss. 524(g)(4)(B)(ii) have looked at all the elements of a plan and then made a generalized determination of what is fair and equitable. See, e.g., In re Kaiser Aluminum Corp., 2006 WL 616243 (Bankr. D. Del. February 6, 2006) (Finding in light of the substantial contributions to be made to the Asbestos PI Trust on behalf of the Protected Parties, entry of the Asbestos PI Channeling Injunction, and the naming of the Protected Parties therein, is fair and equitable with respect to persons that might subsequently assert future asbestos-related Demands); In re J T Thorpe Co., 308 B.R. 782 (Bankr. S.D. Tex. 2003) (Holding in light of the benefits provided to the Trust and the contributions of the Corporation, the extension of the Discharge Injunction, the Supplemental Injunction, and the Third Party Injunction to those parties is fair and equitable with respect to entities that might subsequently assert Asbestos claims or demands.) A review of the case law suggests that finding that an injunction


----------
      (7) The Court notes that this may also pose a problem for meeting the good faith standards for confirmation, and as the Third Circuit has noted: "The injunctive relief available under ss. 524(g) may only be exercised `in connection with' an "order confirming a plan of reorganization under Chapter 11." 11 U.S.C. ss. 524(g)(1)(A)." Combustion at 234, n. 46. One of the
requirements under ss. 1129 for confirmation is that the "plan has been proposed in good faith". 11 U.S.C. ss. 1129(a)(3) The Court has grave concerns over whether the Debtors' contributions to the Plan meet the good faith requirements, however, that is not an appropriate issue to decide on summary judgment.

is fair and equitable is closely tied to the value being contributed to the plan. For example, in the Kaiser Aluminum case a "fair and equitable" finding was premised on the "substantial" contributions made by the debtors, which included $13 million and 94% of the shares of Reorganized Kaiser Trading, one of the debtors. Kaiser at *17. Accordingly, the Court must examine the contributions the Debtors and ABI will make to the Plan in the context of the overall bankruptcy scheme.

      C. Debtors' contributions to Plan Trust

      Debtors identify seven sources of contribution it is making to the Plan Trust for the benefit of holders of asbestos claims including:

      (i) all of the Debtors' interest in asbestos insurance coverage provided in their general liability insurance

      (ii) 3,800,000 new shares of Congoleum Class A common stock (but only if the Bondholders vote to accept the Plan);

      (iii) a pro rata share of all the voting common stock of Reorganized Congoleum to be allocated pursuant to the Confirmation Order to the Plan Trust (but only if the Bondholders vote to reject the Plan);

      (iv) the Note;

      (v) the Plan Trust Bankruptcy Causes of Action and other Causes of Action related to Plan Trust Asbestos Claims and Plan Trust Assets;

      (vi) the Plan Trust Note; and (vii) releases by Congoleum of certain non-asbestos insurance coverage with settling insurers that facilitated settlements for the benefit of the Trust.

Debtors' Mem. at 123-24. Debtors argue that its contributions clearly satisfy the "fair and equitable" standard, or at a minimum raise questions for the finder of facts. The Court finds that the identified contributions fall short of "clearly" satisfying the fair and equitable standard, but do raise questions of fact that would preclude entry of summary judgment.

      For example, the Debtors' assert that the Plan Trust would not benefit from initially obtaining 51% percent of the Debtors' equity, because that would likely result in ABI abandoning its interest in Reorganized Congoleum. Debtors contend that Reorganized Congoleum could not survive without the support of its parent, ABI. Debtors' Mem. at 130. Moreover, the Debtors claim that key employees could also be lost and that would negatively affect Reorganized Congoleum's market capitalization. None of those assertions have been established. Additionally, the Court would need evidence on whether Congoleum has the means to contribute more than the $2.7 million Note or to pay a higher interest rate on the Note, as well as evidence regarding the Debtors'characterization of the Plan Trust Note as a "contribution." On its face, the Plan Trust Note is merely the vehicle to repay the Plan Trust for a loan it will make to the Debtors, it is not bringing new capital into the Plan Trust.

      There also appears to be a disputed issue of fact regarding both the value and the percentage of the equity that the 3.8 million new shares of Class A common stock represent, although that may simply be the result of comparing apples to oranges. Debtors state that the new Class A stock will amount to approximately 31.5% of the "equity value" of Congoleum after issuance. Debtors' Mem. at 127. The Debtors further maintain that the market value of such shares would be approximately $8.44 million based on the closing price of Congoleum's shares on October 12, 2006, and based on the 52 week high of Congoleum's shares, the market value of such shares would be approximately $19.8 million. Elsewhere, Debtors state that the Note (which they claim represents 51% of the "market capitalization" of Congoleum) when combined with the 3.8 million shares of Class A stock will give the Plan Trust 67.5% of the "total economic equity value" of Reorganized Congoleum. Debtors' Mem. at 129. By contrast, Certain Insurers contend that the 3.8 million shares only represent 22% of Congoleum's voting shares, while ABI will continue to hold a majority share of 53% of Congoleum's voting shares. Obviously, these numbers need further elucidation before the Court can determine what weight to give the 3.8 million shares of Class A stock in deciding if the Debtors' plan contributions meet the "fair and equitable" standard.

      The Supreme Court has held, in the context of ss. 1129, that the reason for the fair and equitable requirement "was the danger inherent in any reorganization plan proposed by a debtor, then and now, that the plan will simply turn out to be too good a deal for the debtor's owners." Bank of Am. Nat'l Trust & Sav. Ass'n v. 203 N. LaSalle St. P'ship, 526 U.S. 434, 444 (1999). That is a real danger under the terms of the Tenth Modified Joint Plan; the Debtors are freeing themselves of what they describe as crushing asbestos liability while offering what appears to be little other than insurance proceeds in return. Nonetheless, in the face of the factual disputes the Court must deny summary judgment on the issue of whether the Debtors' contribution meets the fair and equitable standard of ss. 524(g)(4)(B)(ii).

      D. ABI's contribution to the Plan Trust

      Debtors maintain that ABI's contribution is not limited to $250,000 in cash. The Debtors point out that ABI is also contributing all of its rights to asbestos coverage as an additional insured under Congoleum's insurance policies as well as waiving its right to indemnification. Howard Feist Decl. P. 101. The Court fails to comprehend how that "contribution" correlates to additional value to the Plan Trust. The Plan provides that all future asbestos claims that are derivative of the Debtors' will be funneled to the Plan Trust. As a result, there would be no future defense costs for ABI arising from derivative Congoleum asbestos claims. The only other "contribution" that ABI is making is that its equity interest in Congoleum would be diluted by the issuance of the 3.8 million new shares of Class A stock. However, whatever dilution ABI may encounter is more than offset by the reality that even after the issuance of the new stock ABI will still retain 53% of the voting stock. See, Disclosure Statement ss. 4.5 (description of Congoleum's equity structure). So, in a Bondholder-supported Plan, for a small cash infusion ABI would be able to retain its majority interest in Congoleum, which will be a more valuable enterprise post-confirmation because it will have been scrubbed clean of its asbestos liabilities.

      The Court finds as a matter of law that ABI's contribution to the Plan Trust is not substantial enough to meet the fair and equitable standard of ss. 524(g)(4)(B)(ii) needed to justify extending the benefits of the Asbestos Channeling Injunction to ABI.

IV. Plan classification

      The Plan places asbestos personal injury creditors into four different classes as summarized below:

      Class 2 - all Secured Asbestos Claims of Qualified Pre-Petition Settlement Claimants to the extent secured under the terms of the Collateral Trust Agreement

      Class 3 - all Secured Asbestos Claims of Qualified Participating Claimants to the extent secured under the terms of the Collateral Trust Agreement

      Class 10 - all Not Previously Determined Unsecured Asbestos Personal Injury Claims. This class includes all future asbestos claims.

      Class 11 - all Previously Determined Unsecured Asbestos Personal Injury Claims

Class 2 claimants were parties to the Pre-Petition Settlement Agreements(8). Class 3 and Class 11 claimants were participants in the Claimant Agreement, which had secured (Class 3) and unsecured (Class 11) components. Class 10 claimants did not participate in either agreement.

      This separate classification renders the Plan unconfirmable on its face. As the Third Circuit emphasized in Combustion Engineering, "[e]quality of distribution among creditors is a central policy of the Bankruptcy Code." Id. at
239. For asbestos cases, the need for equality of distribution is reenforced in ss. 524(g), which requires that "present claims and future demands that involve similar


----------
      (8) Defined in the Plan as "a settlement agreement, other than the Claimant Agreement, executed prior to the Petition Date to resolve an Asbestos Personal Injury Claim under which some or all of the consideration due has yet to be paid." Plan ss. 1.2.

claims" must be paid "in substantially the same manner." 11 U.S.C. ss. 524(g)(2)(B)(ii)(V).

      A. Treatment of Class 2

      The Debtors attempt to skirt the equality of distribution issue by arguing that the Class 2 claims are not similar to other asbestos claims treated under the Plan, so they are not required to be paid in substantially the same manner as the Class 3 and 10 claims. The Debtors distinguish the proposed treatment of asbestos claims in its Plan from what they admit was "discriminatory" treatment in the Combustion Engineering plan because in that case more than 100,000 claimants were involved, while in this case there are only 131 Class 2 claimants. Debtors' Mem. at 106. The Debtors attempt to further distinguish Combustion Engineering on the basis that the settlements with Class 2 claimants were not entered into as part of an "integrated bankruptcy scheme," but rather were settled based on their individual merits to avoid trial.

      Debtors maintain that the claimants in Class 2 represent the cases that where already in trial or were trial-ready during the period between August 2002 (when Congoleum's primary layer of insurance was exhausted) and the Petition Date. The Debtors contend that their insurance situation forced them to settle the trial-listed asbestos claims via the assignment of insurance proceeds rather than making cash payments. Debtors further maintain that experienced asbestos litigation counsel advised them against going to trial on their more serious (mesothelioma and lung cancer) cases.

      Debtors go to great lengths to paint a grim picture of the litigation landscape at the time they entered into the settlements with the Class 2 claimants. It is referenced as "stark," and they state that the company was "facing Hobson's choices." The Court accepts for the purposes of argument that the Debtors found themselves in a difficult situation, exacerbated and complicated by positions taken by various of its insurers. Such arguments miss the point, however, that the Debtors' financial or litigation position is not relevant to classification for purposes of the Bankruptcy Code; what matters is the legal character of the claim. The legal character of these claims is the same for those cases that were on the eve of trial and those that may arise in the future: they are personal injury claims based on alleged exposure to asbestos contained in Congoleum products. None of the Debtors' doomsday scenarios can change that simple fact.

      In apparent recognition of the difficulty of their position, the Debtors direct the Court to a footnote in Combustion Engineering that they argue recognizes "that factors other than the `substance' or `legal character' of asbestos claims are relevant in determining whether some asbestos claims are `similarly situated' to other asbestos claims in a bankruptcy case." Debtors' Mem. at 107. Debtors ask that one footnote to carry a great deal of weight; It cannot bear the load. The footnote at issue arose in the context of a discussion of class gerrymandering through the use of stub claims. The court noted that:

      The District Court concluded that non-participants in the CE Settlement Trust (such as the Certain Cancer Claimants) "simply were not similarly situated" to the settlement participants by virtue of the different status of their claims. But in determining whether asbestos claimants are "similarly situated" for bankruptcy classification purposes, the relevant inquiry does not turn solely on the time the outstanding personal injury claims were filed. The substance - or the "legal character" - of the claims is also relevant. In re AOV Indus. Inc., 792 F.2d 1140, 1150 (D.C. Cir. 1986)

Combustion Engineering, 39 F.3d at 244, n. 63. The case the Combustion court relied upon in that footnote discusses the basic principals of bankruptcy classification noting that: "Foremost among them is the notion that the focus of the classification is the legal character of the claim as it relates to the assets of the debtor." AOV at 1150. The AOV court rejected the notion that the existence of a third-party guarantor justified separate classification, finding it irrelevant to the "substantially similar" analysis because it "does not change the nature of a claim vis-a-vis the bankruptcy estate". Id. at

1151; See also, Granada Wines, Inc. v. New England Teamsters and Trucking Indus. Pension Fund, 748 F.2d 42, 46 (1st Cir.1984)(separate classifications for unsecured creditors are justified only upon a showing that the legal characteristics of their claims are different); In re Bloomingdale Partners, 170 B.R. 984, 997 (Bankr. N.D. Ill. 1994)(in classification analysis "the inquiry focuses objectively upon the claims themselves, not upon the plan proponent's subjective intent."); FGH Realty Credit Corp. v Newark Airport/Hotel Ltd. Partnership, 55 B.R. 93, 99 (D.N.J. 1993)("The similarity of claims is determined by their legal status in relation to the debtor."); In re Martin's Point Limited Partnership, 12 B.R. 721, 727 (Bankr. N.D. Ga. 1981)("It is the `nature' of their claims being classified that is significant, not the nature of other claims or interest a creditor might have."). At best, what the footnote in Combustion Engineering did was recognize that the timing of the filing of a claim can bear on whether claims are similarly situated. At the same time, it also emphasized that timing may not be the sole consideration and that the legal character of the claim remains the foremost consideration. Here, the Debtors' separate classification of the Class 2 claims is tied exclusively to the timing of the claim while ignoring the legal nature of the claim. The Debtors' logic is that because the Class 2 tort cases where either filed earlier or proceeded through the tort system faster, they are entitled to vastly superior treatment than the tort cases filed later or at a less advanced stage of litigation. Under that logic it would be impossible for any future tort claims to receive equal treatment; a result expressly prohibited by ss. 524(g)(2)(B)(ii)(V).

      As this Court has already stated, the nature of the Class 2, 3, 10 and 11 claims vis-a-vis the bankruptcy estate is the same - they are tort claims. Tort claims are unsecured claims(9) and in typical


----------
      (9) Debtors make much of the fact that had they gone to trial and had adverse judgments entered against them the judgments would give rise to secured claims in the form of judgment liens. That overstates the case. Unless the judgment holders levied on their judgment liens pre-

Chapter 11 cases all unsecured claims are in the same class. See, e.g., In re 266 Washington Assoc., 141 B.R. 275, 282 (Bankr. E.D.N.Y. 1992) ("unsecured claims will, generally speaking, comprise one class, whether trade, tort, publicly held debt, or a deficiency of a secured creditor" because "they are claimants of equal legal rank entitled to share pro rata in values remaining after payment of secured and priority claims.")

      Of course, although merely pre-judgment tort claimants, the Plan does not identify Class 2 creditors as unsecured. The Debtors contend that they were "forced to settle the trial listed asbestos claims THROUGH THE ASSIGNMENT OF INSURANCE PROCEEDS, thus giving rise to this class of secured claims." Debtors' Mem. at 106-07 (emphasis in the original). The expression that the settlements "gave rise to" the secured claims is a phrase that the Debtors revisit again and again in their argument. The problem, however, is that a settlement, even one premised on an assignment of insurance proceeds, does not "give rise to" a secured claim without further action on the part of the Debtors. An enforceable Class 2 security interest would require a security agreement authenticated by the Debtors that describes the collateral. See, U.C.C. 9-203; In re Bollinger Corp., 614 F.2d 924 (3d Cir. 1980)(All of the elements of ss. 9-203 must be satisfied for a security interest to attach). Despite the Debtors' extremely detailed description of the settlement of the Cook and Arsenault claims, as well as the 129 other Class 2 settlements, the Debtors do not even suggest that they signed individual security agreements with the Class 2 claimants as they entered into settlements, or that the Class 2 claimants filed U.C.C.-1 financing statements. The crux of Debtors' argument for disparate treatment of the Class 2 claimants is that "[t]he settlement of these claims was not a "necessary element" or an "integrated" part of Congoleum's bankruptcy plan within the reasoning of Combustion Engineering,


----------
petition the liens would be unperfected and subject to avoidance pursuant to 11 U.S.C. ss. 544.

and there is thus no requirement under the Code that they receive similar treatment to that accorded other asbestos claimants under the plan." Debtors' Mem. at 119.

      Putting aside for the moment the Debtors' assertion that the settlements were not part of the bankruptcy plan, the granting of the security interests most certainly was. In fact, the description of Class 2 in the Plan describes it as "all Secured Asbestos Claims of Qualified Pre-Petition Settlement Claimants TO THE EXTENT SECURED UNDER THE TERMS OF THE COLLATERAL TRUST AGREEMENT" (emphasis added). Plan at ss. 3.3(b). The Collateral Trust Agreement was inarguably part of the pre-packaged bankruptcy plan. And as the Debtors readily admitted in conjunction with their summary judgment motion on Counts I and II of the adversary complaint, without the security interests granted in the asbestos insurance collateral, the pre-petition secured creditors would have to be treated pari passu with the unliquidated present and future asbestos-related bodily injury claims that are wholly unsecured. Debtors' Memorandum Of Law In Support Of Plaintiff's Motion For Summary Judgment On Counts I And II Of The First Amended Complaint at 16.

      More broadly, an examination of the key documents demonstrates that the creation of the Class 2 security interests was part of the overall bankruptcy plan. The original security agreement in this matter was executed by Congoleum on April 11, 2003. The recitals section of the Security Agreement states:

      WHEREAS, Congoleum entered into settlement agreements prior to the Claimant Agreement to resolve certain Asbestos Claims, under which some or all of the consideration has yet to be paid (the "Pre-Existing Settlement Agreements") . . .

      WHEREAS, Congoleum anticipates that it will commence a reorganization case under Chapter 11 of the U.S. Bankruptcy Code; and

      WHEREAS, Congoleum intends to incorporate the terms of the Claimant Agreement in a "pre-packaged" plan of reorganization that Congoleum shall seek to confirm in its anticipated Chapter 11 case

The Class 2 claimants are those creditors with Pre-Existing Settlement Agreements. Contemporaneous with Congoleum's execution of the Security Agreement, Congoleum also executed the Claimant Agreement and the Collateral Trust Agreement, which form the cornerstones of the Debtors' pre-packaged plan. So, Debtors' contention that the grant of a security interest to the Class 2 claimants was not an integrated part of the bankruptcy is simply incompatible with the facts.(10) Therefore, the Debtors' attempt to distinguish the Class 2 pre-petition settlements from the settlements at issue in Combustion Engineering is unavailing. The Court finds as a matter of law that the Class 2 claims are substantially similar to the asbestos personal injury claims in the other classes; thus, the preferential treatment of Class 2 violates the Code's bedrock principle of equality of distribution.

      The fact that the Class 2 security interests may not be avoidable does not alter the Court's conclusion. A court reviewing pre-petition transfers that are part of an overall plan for reorganization must "consider the bankruptcy scheme as an integrated whole in order to evaluate whether Plan confirmation is warranted." Combustion Engineering at 241. In this case, the fact that the Debtors granted pre-petition security interests to certain favored creditors and then purposefully waited more than 90 days to file in order to protect those security interests evinces a scheme designed to


----------
      (10) Further evidence that the granting of the security interests was an integrated part of the bankruptcy plan can be found in the answer of Perry Weitz, one of primary attorneys for the Class 2 claimants, to a question posed at a deposition in this case:
      Q. Do you think the outcome of the negotiations over the Third and Fourth Modified Plan would have been different if there were no preexisting prepetition security interest?
                                    . . .
      A. No, because there's no reason for - for this pre-pack to have occurred unless the clients - the Class 2 and Class 3 claimants, in my opinion, were receiving their security interest ....
Deposition of Perry Weitz January 20, 2005. See, Anker Decl. Ex. 12 at 35:10 - 35:20.

circumvent the Code's equal distribution requirements. As a result, confirmation of a plan that in any way recognizes those pre-petition security interests is not permissible.

      Even the proposed Class 2 and Class 3 settlements contained in the Plan do not achieve the goal of equal treatment for all asbestos personal injury creditors. For Class 2 claimants, the Plan provides that if the settlement is approved, the Class 2 claimants will reduce their settlement amounts by 50% and will be paid as soon after the effective date as possible. In addition, all causes of action against the Class 2 claimants, including the avoidance actions, will be dismissed with prejudice.(11) In return, the Class 2 claimants will forego their right to enforce any security interest. Plan ss. ss. 2.1; 5.1(b). Such a settlement does not provide substantially similar treatment to that offered to the other asbestos personal injury classes. The highest pre-petition settlements in Class 2 are the Cook and Arsenault settlements at $8 million each. At the proposed settlement rate of 50%, those two individuals would be entitled to an immediate recovery of $4 million a piece. When that is compared to the highest possible recovery for even the most gravely ill Class 10 claimants,(12) the inequality is manifest. While the Court recognizes that the changes in the Plan narrow the gap between the favored current creditors and future creditors, narrowing the gap is not enough; The Code requires substantially similar treatment.

      Even rejection of the Class 2 settlement does not validate the proposed separate treatment.


----------
      (11) There is an exception for claimants who insist on asserting their security interest in which case those causes of action are transferred to the Plan Trust. Plan ss. 2.1(a)(iii). This "escape hatch" adds a further degree of complexity to the Court's analysis without solving the problem.

      (12) Class 10 claimants with mesothelioma are capped at $265,000. In extraordinary cases that amount may be increased to $1.325 million. See, TDP ss.
6.3. So, even in the most deserving cases, the Class 10 claimant will receive only a fraction of what the top Class 2 mesothelioma claimants will receive.

In the event that the Class 2 settlement is not approved, the Class 2 and 3 claimants would be paid the full liquidated amounts of their claims under the Pre-Petition Settlement Agreements and the Claimant Agreement unless their security interests or claim liquidation amounts were avoided as part of the pending avoidance actions. The Plan provides that those pending causes of action are transferred to the Plan Trust, which would have the authority to pursue or settle them. The inherent uncertainty in that proposal renders it impossible for the Court to determine whether the Class 2 claimants would be receiving preferential treatment. One possibility is that the Plan Trust could lose the avoidance actions or decide not to pursue them, in which case the Class 2 creditors would have to be paid the full amount of their secured claims, thus giving them even more favorable treatment than they would receive under the settlement. Alternatively, the Plan Trust could decide that litigating the avoidance actions is not cost effective and settle them for an amount that would allow the Class 2 creditors to be paid more than similarly situated Class 10 creditors(13). The Debtors attempt to minimize this concern by stating that "any resolution of claims held by the Class 2 and Class 3 Claims [sic] can only be finally obtained by an order of this Court". Debtors' Mem. at 121. That is not necessarily true. Section 6(p) of the Plan provides that the Plan Trust is empowered to "initiate, prosecute, defend, and resolve all legal actions." Curiously, section 13.5 of the Plan states that the "Plan Trust shall be deemed the appointed representative of the Debtors' estates to, and may, enforce, pursue, litigate, ABANDON, compromise and settle any such Plan Trust Bankruptcy Cause of Action, as it deems appropriate." (emphasis added).


----------
      (13) The Debtors appear to be confused regarding the Court's role in reviewing settlements with the Plan Trust. The Court's role would be to determine only if the settlements are reasonable, not to delve into the substance and decide if they are "consistent with ss. 524(g), Combustion Engineering and its progeny" as the Debtors suggest. Debtors' Mem. at 121. The time for the Court to decide if the treatment of Class 2 creditors comports with ss. 524(g) and Combustion Engineering is at confirmation, not at the time of settlements in the Avoidance Actions.

The use of different language in ss. 13.5 is not merely stylistic; it grants broader rights to the Plan Trust, including the right to not pursue the avoidance actions. The decision to abandon would not be subject to review by this Court.

      On a more basic level, First State objects to vesting the Plan Trust with the authority to prosecute the avoidance because the Plan Trust Advisory Board includes Messrs. Weitz and Rice. Thus, First State concludes that there is no reason to expect that any avoidance actions would actually be litigated. The Debtors counter that they have established a system that shields Messrs. Weitz and Perry from settlement decisions that directly involve their clients. The Court questions the possible efficacy of erecting "Chinese walls" to protect individual settlement decisions when the security interests themselves as well as the Claimant Agreement were the by-product of negotiations with Messrs. Weitz and Perry.(14) For the purposes of this summary judgment motion, the Court need not decide that issue. It is enough that the vagaries of the litigation process render it impossible for the Court to conclude that the Class 2 claimants will receive no better treatment than the Class 10 claimants if the Class 2 settlement is not approved.


----------
      (14) The Court has serious concerns about the independence of judgment being exercised when it comes to Messrs. Rice and Weitz. For instance, buried in the Plan in ss. 13.5 is the provision that "any Plan Trust Bankruptcy Cause of Action, including counts VII and XVI of the Omnibus Avoidance Action, arising from the advance of two million dollars ($2,000,000) to the Claimants' Representative prior to the Petition Date on account of the Claimants' Representatives' fees and expenses, shall not be assigned to the Plan Trust and shall be unconditionally released by the Debtors and their Estates in accordance with Section 12.3 of the Plan." The Debtors offer no explanation for this munificence. So while on the one hand the Debtors insist that there is no problem with the prosecution or settlement of the avoidance actions by the Plan Trust because the settlements will be subject to court approval, they then release a potential $2 million cause of action in the same adversary proceeding without seeking separate approval of the Court. The Debtors could have filed a Notice of Settlement regarding the settlement of Counts VII and XVI of the Avoidance Action, as the Debtors did with all of the insurance settlements, but instead the Debtors chose to simply insert it into the Plan, perhaps in the hope it would attract less attention that way.

      B. Treatment of Class 3 vs. Class 10

      The proposed treatment of the Class 3 claimants pursuant to the Class 3 settlement comes somewhat closer to the goal of equality of treatment than the Class 2 proposal. It still suffers, however, from the same baseline problem: separate classifications of similar asbestos personal injury claims. One aspect of the Class 3 settlement that warrants special discussion is the proposal to create what amounts to an administrative convenience class(15). Under the terms of the Class 3 settlement, the Class 3 claimants are presented with two options:
1) accept a one time cash payment of $250; or 2) allow their claim to be processed under the Congoleum Plan Trust Distribution Procedures.

      First State contends that allowing the Class 3 claimants the option of receiving a liquidated $250 payment means that some members of that class may receive preferential treatment over the present and future creditors in Class 10, because the Class 3 claims were approved under more lax claims allowance standards than the current Congoleum Plan Trust Distribution Procedures ("Plan TDP"). The chief complaints are that the Claimant Agreement did not require that the claims satisfy applicable statutes of limitations, and that no medical verification was required for claimants that had settled with ACandS, Inc..

      The Debtors counter that the treatment of those Class 3 claimants who opt for the convenience payment is the same as for those Class 10 claimants who qualify as Other Asbestos Disease (Level I -Cash Discount Payment) Claimants. Plan TDP ss. 6.2(a)(3). The scheduled value for Level I is $250 and that amount is not subject to the Payment Percentage(16). Accordingly, the Debtors maintain that


----------
      (15) The Court notes that administrative convenience classes in and of themselves are not objectionable and are specifically sanctioned by 11 U.S.C. ss. 1122(b).

      (16) Due to the inherent uncertainty regarding the Plan Trust's ultimate tort liability as well as the total value of the assets available to it, the Plan Trustees, with the consent of the TAC, are the Class 10 claimants who qualify for Level I will be paid the same amount at the same time as the Class 3 claimants who opt for the convenience payment.

      The Debtors' explanation does not square with the terms of the Plan TDP. One of the presumptions underlying the Debtors' argument is that it is improbable that a claimant other than one approved as Level I Non-Malignant ($1,000) under the Claimant Agreement will opt for the $250 convenience payment. That is a faulty assumption, because any claimant that suspects his claim will not be approved under the Plan TDP will opt for the $250 payment. The most obvious such category would be those Class 3 claimants whose actions would be time barred in the tort system. A Class 10 claimant with a similarly dubious claim would not automatically be entitled to $250. That claimant would have to comply with the standards under the Plan TDP which, with a few exceptions, requires that the underlying tort claim not be time barred. Plan TDP ss. 6.1(a)(3). Additionally, the claimants who opt for the Class 3 convenience payment would be paid prior to the Class 10 - Level I claimants. The Plan TDP provides that "[a]s soon as reasonably practicable after the Effective Date and PRIOR to payment of Plan Trust PI Asbestos Claims, the Plan Trust shall pay the
Settled Claims ...." Plan TDP ss. 6.1(a)(1) (emphasis added). The Class 3 convenience class falls within the definition of Settled Claims, while Class 10 does not. Plan TDP ss. 2.3. The priority of payment for Settled Claims is also reflected in other parts of the Plan TDP. For example, to determine the maximum payment that is permissible in a given year, the Plan Trust is instructed to "FIRST allocate the amount in question to the Settled Claims and THEN to liquidated Plan Trust PI Asbestos Claims involving Disease Level I (Cash
Discount Payment) ...." Plan TDP ss. 2.5 (emphasis added). So without even addressing the medical


----------
required to determine the percentage of the liquidated value that all claimants for Disease Levels II - VIII will receive based on the total assets anticipated to be available to the Plan Trust. Plan TDP ss. 5.

verification requirements, the Court must conclude that the $250 payment option being offered to the Class 3 claimants is not substantially similar to the treatment being offered to the Class 10 claimants.

      Summary judgment on this issue is granted. The Class 3 convenience class, as currently proposed, does not result in equality of treatment and renders the Plan unconfirmable as a matter of law.

V. Release and Exculpation provisions

      The Plan provides expansive release and exculpation provisions(17) that extend to entities and individuals well beyond the Debtors. For example, the current and former representatives of the Debtors are released from:

                    Release of Representatives of the Debtors

      any and all Claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever . . . based in whole or in part, upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, for claims or liabilities resulting from their services as officers or directors of the Debtors or to the extent such claims or liabilities relate to the business, operations or management of the Debtors prior to the Effective Date or to their conduct as professionals or advisors to any of the Debtors.

Plan ss. 12.2. In a similar vein, each claim holder who accepts the Plan is agreeing to release unconditionally:

                          Releases by Holders of Claims

      the Released Non-Debtor Parties(18), the Pre-Petition Asbestos Claimants' Committee,


----------
      (17) There are also release provisions in ss. 2.1(a)(iv) and ss. 2.2(a)(iv) of the Plan but presumably those provisions would only pertain if the Court approved the settlements embodied in Article II of the Plan. To the extent the provisions do pertain they will be discussed infra in connection with the exculpation provision.

      (18) Inclusion of that class of individuals is partially duplicative because the phrase is defined in the Plan as "(a) the Futures Representative and his Representatives, (b) the Asbestos
      the Asbestos Claimants' Committee, the Bondholders' Committee and their current and former Representatives from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever . . . based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date by the Debtors or the Reorganized Debtors, the Reorganization Cases, or the negotiation, formulation, and preparation of the Plan, the Plan Documents or any related agreements, instruments or other documents

Plan ss. 12.4. Additionally, the Plan seeks to shield any party involved in any way with the negotiation of the Plan from any responsibility for their actions. To that end, the Plan provides that:

                                   Exculpation

      each of the Reorganized Debtors, the Debtors, the Futures Representative, the Pre-Petition Asbestos Claimants' Committee, the Asbestos Claimants' Committee, the Bondholders' Committee, the Plan Trustees, ABI and any of their respective Representatives (i) shall not have or incur any liability to any Entity for any act or omission in connection with or arising out of the negotiation of the Plan or any Plan Document, negotiation of the settlement provided in the Collateral Trust, negotiation of the settlement provided in the Claimant Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the Collateral Trust Agreement, the Claimant Agreement, the Security Agreement, the administration of the Plan or the property to be distributed under the Plan or the Class 2 and Class 3 and 11 Settlements

Plan ss. 12.3.

      Before even addressing the legality of these provisions, the Court notes that the release and exculpation provisions are so sweeping that allowing them to remain in the Plan could produce unintended consequences. For example, the Plan defines "Representatives" to include officers, directors, and employees of the Debtors. As a result, the provisions in ss. 12.2 of the Plan could preclude a claim of employment discrimination against Congoleum. The United States Trustee points out

----------
Claimants' Committee and its Representatives, (c) the Bondholders' Committee and its Representatives, and (d) the Additional Indemnitees." Plan ss. 1.2. "Additional Indemnitees" is defined as "(A) the Plan Trustees and (B) the TAC, the Futures Representative, the officers and employees of the Plan Trust, and any agents, advisors and consultants of the Plan Trust, the TAC or the Futures Representative". Plan Trust Agreement ss. 2.1(c)(xiv). TAC is an abbreviation for Trust Advisory Committee.

another possibly unintended consequence of these broad provisions: Because the term "Entity" is defined to include the United States Trustee's Office, the release provisions could relieve the Debtors and Reorganized Debtors from liability for any pre or post-confirmation fees due to the United States Trustee pursuant to 28 U.S.C. ss. 1930(a)(6).

      The Third Circuit first addressed the legality of a bankruptcy court's issuance of a Chapter 11 non-debtor injunction in In re Continental Airlines, 203 F.3d 203 (3d Cir. 2000). In that case, the court noted that such an injunction is "extraordinary protection" for non-debtor parties. Id. at 217. The Continental Airlines court declined to address whether such protection is ever appropriate, and questioned whether a bankruptcy court, as a federal court of limited jurisdiction, has jurisdiction to enter orders permanently enjoining claims against non-debtors. Id. at 215 n. 12. This Court shares the same jurisdictional concerns. Because the parties have not addressed jurisdiction as part of these summary judgment motions, the current record does not permit this Court to determine whether it has jurisdiction to enter non-debtor releases. See, In re American Hardwoods, Inc., 885 F.2d 621 (9th Cir. 1989)(court found that it lacked subject matter jurisdiction to confirm a plan that contained a non-debtor release, but even if it had the jurisdiction it did not have the authority); In re Digital Impact, Inc., 223 B.R. 1 (Bankr. N.D. Okla.
1998)(court found it did not have "related to" subject matter jurisdiction to confirm plan that included release of claims against plan proponent, a non-debtor third party; but even if no jurisdictional bar existed, court lacked power to enjoin permanently claims against non-debtor third parties); In re Arrowmill Development Corp., 211 B.R. 497 (Bankr. D.N.J. 1997)(court found that it had subject matter jurisdiction pursuant to 28 U.S.C. ss. 1334(b) to rule on issue of release of a non-debtor in a Chapter 11 plan, but found that such relief was prohibited by ss. 524(e)).

      Even if the Debtors could establish that this Court has "related to" jurisdiction(19) to release non-debtor parties, that is only the first hurdle. The Continental Airlines court noted that the Circuit Courts of Appeals that have adopted a more flexible approach toward allowance of non-debtor injunctions have done so only in "extraordinary cases". Id. at 212; see also, In re Metromedia Fiber Network, Inc., 416 F.3d 136, 143 (2d Cir. 2005) (a third party release in a plan of reorganization should not be approved absent a finding of "truly unusual circumstances") It is significant to note, however, that the three extraordinary cases that the Continental Airlines court noted - Drexel, Manville and Robins - were all decided prior to the addition of ss. 524(g) to the Bankruptcy Code in 1994. See, In re Drexel Burnham Lambert Group, Inc., 960 F.2d 285 (2d Cir. 1992); In re A.H. Robins Co., 880 F.2d 694 (4th Cir. 1989);
and In re Johns-Manville Corp., 843 F.2d 636 (2d Cir. 1988). The Code now provides specific instances when Congress thought it appropriate to extend protection to particular non-debtors parties in asbestos cases and delineated them in ss. 524(g)(4). Congress presumably did not intend to include others. Where Congress has so carefully crafted a category of entities entitled to exception to ss. 524(e), expansion of those categories would be an abuse of judicial authority under ss. 105. See, New England Dairies, Inc. v. Dairy Mart Convenience Stores, Inc. ( In re Dairy Mart Convenience Stores, Inc.), 351 F.3d 86, 92 (2d Cir. 2003) (ss. 105 does not allow the bankruptcy court "to create substantive rights that are otherwise unavailable under applicable law.") The Court may not unilaterally expand


----------
      (19) The test of whether a bankruptcy court has "related to" jurisdiction pursuant to 28 U.S.C. ss. 1334(b) is whether "the outcome of [the] proceeding could conceivably have any effect on the estate being administered in bankruptcy." In re Zinchiak, 406 F.3d 214, 226 (3d Cir. 2005) (quoting Pacor, Inc. v. Higgins, 743 F.2d 984, 994 (3d Cir.1984)). For many of the parties covered by the Plan's release and exculpation provisions, such as the Pre-Petition Asbestos Claimants Committee, it is highly unlikely that even that low standard could be met. For example, a legal malpractice action by an asbestos claimant against one of the personal injury attorneys who participated in the Pre-Petition Asbestos Committee would have zero impact on the assets or administration of this bankruptcy estate.

the exception to ss. 524(e) in asbestos cases to include every conceivable entity involved in an asbestos case. In re the Prudential Insurance Co. of America Sale Practice Litigation, 133 F.3d 225, 234 n.13 (3d Cir. 1998)(the ordinary canons of statutory interpretation mandate a narrow construction of an exception in the presence of ambiguity); see also, In re Global Crossing, Ltd. Securities Litigation, 2003 WL 21659360, *2 (S.D.N.Y. 2003)(canon of statutory construction inclusio unius est exclusio alterius forecloses exceptions other than those listed.) If Congress had thought it appropriate to release all professionals involved in asbestos cases, it could have added professionals as a category in ss. 524(g)(4)(A)(ii) or created a separate exception for them. It chose not to do so. See, Combustion at 236 ("[a]s both the plain language of the statute and its legislative history make clear, ss. 524 provides no specific authority to extend a channeling injunction to include third-party actions against non-debtors where the liability is not derivative of the debtor.") This Court should not grant relief through ss. 105 that Congress declined to include in ss. 524(g)(4).

      Even if the Court were to analyze the proposed releases under the general jurisprudence for nonconsensual(20) third party releases, it still could not grant the Debtors summary judgment on this record. In Continental Airlines, the Third Circuit declined to interpret the plan as releasing officers and directors of the debtor because the releases lacked the "hallmarks of permissible non-consensual releases - fairness, necessity to the reorganization, and specific factual findings to support these conclusions ...." Id. at 214. "Added to these requirements is that the releases `were given in exchange for fair consideration.'" In re United Artists Theatre Company, 315 F.3d 217, 227 (3d Cir. 2003),


----------
      (20) There is some support for the position that consensual third party releases in Chapter 11 plans are acceptable, but the Court does not consider these to be consensual releases. Sections 12.2 (Release of Representatives of the Debtors) and 12.3 (Exculpation) of the Plan do not contain any limitations based on consent.

quoting Continental Airlines, 230 F.3d at 215. Many of those hallmarks are lacking in the proposed releases.

      A. Release of Representatives of the Debtors

      In analyzing releases such as these, courts in this Circuit frequently look to the test articulated in In re Zenith Elec. Corp., 241 B.R. 92 (Bankr. D. Del. 1999). In that case, the court advocated balancing five factors:

      (1) an identity of interest between the debtor and the third party, such that a suit against the non-debtor is, in essence, a suit against the debtor or will deplete assets of the estate; (2) substantial contribution by the non-debtor of assets to the reorganization; (3) the essential nature of the injunction to the reorganization to the extent that, without the injunction, there is little likelihood of success; (4) an agreement by a substantial majority of creditors to support the injunction, specifically if the impacted class or classes "overwhelmingly" votes to accept the plan; and (5) provision in the plan for payment of all or substantially all of the claims of the class or classes affected by the injunction.

Zenith at 110.

      As to the first factor, the Debtors state that "a suit against any of the Representatives for alleged liability related to the Debtors' reorganization would necessarily implicate the Debtors ...." Debtors' Mem. at 137. Given the expansive definition of "Representatives," that statement is simply not accurate. Moreover, "implicating" the Debtors is not the focus of the Zenith test; rather, it is whether a suit against the third party would "deplete assets" of the estate. A lawsuit against the Debtors' attorneys or accountants would not deplete assets of the estate because the Debtors are under no obligation to indemnify those parties. At best, only some of the "Representatives" share an identity of interest with the Debtors.

      Additionally, the Debtors argument focuses on "alleged liability related to the Debtors' reorganization", but that is not the focus of ss. 12.2. In fact, there is no mention in ss. 12.2 of actions related to the reorganization, those activities are the subject of the exculpation provision in ss. 12.3. If the Debtors had intended a more restrictive release, the section is poorly drafted. Section 12.2 releases the Representatives from "liabilities resulting from their services as officers or directors of the Debtors or to the extent such claims or liabilities relate to the business, operations or management of the Debtors prior to the Effective Date or to their conduct as professionals or advisors of any of the Debtors." The Debtors have operated as DIPs for more than three years now and many decisions have been made that relate to the Debtors' business, operations and management. The mere happenstance of bankruptcy should not shield all of those decisions. Yet that is what the sweeping provisions of ss. 12.2 would do. As previously stated, as a result of ss. 12.2 a Congoleum employee could find his right to sue for employment discrimination abrogated without notice or compensation. Similarly, ss. 12.2 could shield corporate decisions wholly unrelated to the bankruptcy, such as underfunding a pension plan or the like.

      The second Zenith factor is whether the released non-debtor contributed substantial assets to the reorganization. In this case, the Debtors' Representatives have not contributed any assets to the reorganization. In fact, the opposite is true. The Debtors' professionals have been amply compensated for their work in this case; professional fees in the case are well in excess of $50 million. Debtors claim that the officers and directors of Congoleum have contributed by "negotiat[ing] the consensual Tenth Plan in the face of substantial insurer opposition while also managing to continue Congoleum's profitability." Debtors' Mem. at 137. That justification is unpersuasive because the officers and directors have been paid millions of dollars post-petition to do just that. This Court emphatically agrees with the analysis of the Genesis court when faced with a similar provision:

      As to the debtors' management personnel here, there is no showing that the individual releases have made a substantial contribution of assets to the reorganization. As in

      Zenith, the officers and directors of the debtors no doubt made meaningful contribution to the reorganization by designing and implementing the operational restructuring of the companies, and negotiating the financial restructuring with parties in interest. However, the officers, directors and employees have been otherwise compensated for their contributions, and the management functions they performed do not constitute contributions of "assets" to the reorganization.

In re Genesis Health Ventures, Inc., 266 B.R. 591, 606-07 (Bankr. D. Del. 2001)

      The third Zenith factor is whether the injunction is essential to the success of the reorganization. On that issue, the Debtors contend that it is essential that the key individuals stay focused on the reorganization rather than on the possibility of personal litigation. Again, this court agrees with the Genesis court:

      there can be no conclusion drawn that absent such an injunction in favor of debtors' officers, directors and employees, the reorganization has little likelihood of success. It is understood that the debtors wish to retain current management, and seek to avoid potential distractions to management that such litigation might create. However, the rationale offered does not support the release of debtor's management for pre-petition conduct.

Genesis at 607.

      Additionally, the Debtors contend that the Insurers allegations of corporate waste and breach of fiduciary duty are unfounded. For the purposes of this motion, the Court will take that argument at face value... had the Court been presented with actual evidence of breach of fiduciary duty or corporate waste, it would not have hesitated to appoint a Chapter 11 trustee. Yet the other side of that sword is that if the Debtors' assumption that it is unlikely that the shareholders could bring a sustainable action against the current officers and directors holds true, there is little need for the release. Even if such an action were initiated, it would be a further leap to assume that any such litigation would derail the reorganization merely because the corporations have a duty to indemnify the officers and directors. Debtors' Mem. at 137 ("Debtors' articles of incorporation contain standard officer and director indemnifications in accordance with Delaware law.") Moreover, the Debtors have thus far been litigating a complex and difficult coverage action in the state court, while still attending to their reorganization duties. There is no reason to assume that an action against individual officers and directors would be any more disruptive.

      On a more fundamental level, the Court is loathe to eradicate even potential causes of action because it is simply bad public policy to allow Chapter 11 to be used to insulate corporate directors or their professionals from the consequences of their actions. See, Metromedia, 416 F.3d at 142 ("a nondebtor release is a device that lends itself to abuse.").

      The fourth Zenith factor is whether the affected class or classes overwhelmingly vote to accept the plan. The Debtors contend that the Plan has the overwhelming support of the creditor constituencies. If that prediction proves true, then this factor would support the proposed release. But as the Court has already noted, the broad nature of the release means that it has the potential of affecting employees and others who do not have a right to vote on the plan.

      The final factor is whether the plan calls for payment of "all or substantially all of the claims of the class or classes affected by the injunction". Zenith at 110. The Debtors contend that this factor is satisfied because the Plan calls for payments to the affected classes. Noticeably absent from that assessment is whether the payments are substantial. While the payment to some of the Class 2 creditors is certainly substantial, the same cannot be said for Class 3 creditors who opt for the $250 payment or for all Class 10 creditors.

      On the whole, the Court cannot find that the balancing of these factors supports the release of the Debtors' Representatives.

      B. Releases by Holders of Claims

      Section 12.4 of the Plan states that the release in that section only applies to "each holder of a Claim who has accepted the Plan." As a result, an argument could be made that these are consensual releases. Some courts have found that consensual third party releases are acceptable. See. e.g., In re Specialty Equip. Cos., 3 F.3d 1043 (7th Cir. 1993). However, this Court agrees with those courts that have held that a consensual release cannot be based solely on a vote in favor of a plan. For a release to be consensual, the creditor must have "unambiguously manifested assent to the release of the nondebtor from liability on its debt." In re Arrowmill Development Corp., 211 B.R. 497 (Bankr. D.N.J. 1997) Such unambiguous assent is absent here. This is an immensely complicated plan and it would be difficult for any layperson to comprehend all of its details. The fact that Debtors included a statement on the ballot that by voting to accept the plan the claimants consent to the release and exculpation provisions set forth in sections 21.1, 2.2, 12.2, 12.3 and 12.4 of the Plan is of questionable value. Moreover, many of the claimant's representatives are using master ballots. The conclusion that claimants who did not submit an individual ballot gave their unambiguous consent to this release hangs at the end of a shaky limb.

      The claim holder release provision in ss. 12.4 does not pass muster even under the previously outlined non-consensual release jurisprudence. The first Zenith factor directs a court to look at the identity of interest between the debtor and the third party. The third parties at issue in the release in ss.
12.4 are the Futures Representative and his Representatives, the Pre-Petition Asbestos Committee and its Representatives, the Asbestos Claimants' Committee and its Representatives, the Bondholders' Committee and their current and former Representatives, the Plan Trustees, the Trust Advisory Committee, the officers and employees of the Plan Trust, and any agents, advisors and consultants of the Plan Trust, the TAC or the Futures Representative. Of that extensive list of releases, the Court cannot discern even one that has such an identity of interest with the Debtors that a suit against them would deplete assets of the estate.

      The next consideration is whether the released parties made a substantial contribution of assets to the estate. Again, the Court does not consider the work done by the parties toward confirmation to be a contribution of assets to the estate. Genesis at 606-07. The contribution of services that the parties to be released were already obligated to provide is not a contribution that favors these releases.

      The Debtors do not separately address whether ss. 12.4 is essential to the success of the reorganization, so the Court will consider that in the context of the Exculpation Provision.

       The analysis of the remaining two Zenith factors is similar to that for ss. 12.2 and does not support allowing this release. The Court must conclude that after consideration of all factors, this release also fails to satisfy the hallmarks for a permissible non-consensual release.

      C.  Exculpation Provision

      The exculpation provision in ss. 12.3 of the Plan purports to shield from liability the Reorganized Debtors, the Debtors, the Futures Representative, the Pre-Petition Asbestos Claimants' Committee, the Asbestos Claimants' Committee, the Bondholders' Committee, the Plan Trustees, ABI, and any of their respective Representatives. In addition, the section would exculpate Joseph F. Rice, Esq. and Perry Weitz, Esq.(21) from any liability arising out of their pre-petition receipt from the Debtors of $2 million for their fees and expenses.

      The Third Circuit ruled on the narrower issue of exculpations of official committees and their professionals in In re PWS Holding Corp., 228 F.3d 224 (3d Cir. 2000). Although the release at issue in PWS was similar to the exculpation provision in ss. 12.3 of this Plan, the PWS holding was limited


----------
      (21) The "Claimants' Representative" as defined in ss. 1.2 of the Plan.

by a subsequent ruling. In In re United Artists Theatre Company, 315 F.3d 217 (3d Cir. 2003) the Third Circuit clarified that "in no event does PWS cover more than immunity from liability under ss. 1103(c)." Id. at 227 n. 10. Since the exculpation in ss. 12.3 extends far beyond committees and professionals acting under the authority of ss. 1103, the Debtors cannot rest on PWS to validate all aspects of the proposed exculpation provision.

      The Debtors conceptually link the exculpation provision with the Class 2, 3 and 11 settlements contained in ss. 2.1 and 2.2 of the Plan. Presumably, that is so the settlements can be used as support for the exculpation. The flaw in that analysis is that the accommodations being made in the settlements ( e.g., waiver of an alleged security interest in favor of payment of 50% of their pre-petition settlement amount) are not made by any of the parties to be exculpated. The Class 2 and 3 creditors are the only ones even arguably contributing assets to the reorganization in that they are waiving rights and reducing claim amounts. The exculpated parties cannot claim those accommodations as their own, no less use them to counterbalance release from the consequences of all conceivable actions taken in connection with the reorganization.

      Debtors contend that each of the exculpated parties played a significant role in the negotiations that lead to this Plan. While the Court does not doubt the veracity of that claim, and especially appreciates the efforts the parties made during the mediation, more than effort is required to support the extraordinary relief of a broad third-party release. In virtually every Chapter 11 case, the ultimate plan is the result of negotiations and compromises between the debtor, the committees, the secured creditors, and other constituencies. Yet in the overwhelming majority of cases, many of them as or more complicated than this one, there are no third party releases contained in the plan. The Court does not find the fact that parties worked hard to craft a consensual plan to be sufficient justification for the relief requested.

      As for whether the exculpation provisions are necessary to the plan, the Debtors state that because the settlements include the forbearance of rights "certain representatives are subjecting themselves, potentially, to risk of suit by disgruntled claimants. It is difficult to imagine such persons making the kinds of concessions that are contained in the Tenth Plan without the protections of releases and exonerations." Debtors' Mem. at 144. That statement reinforces the the Court's previous point that it the asbestos claimants and not the exonerated parties that are going to be making the concessions. Nonetheless, the Court accepts for the purposes of argument that the claimants representatives would not agree to the Plan without insulating themselves from suits by their clients. That is appropriate because on a motion for summary judgment the court must resolve all doubts in favor of the nonmoving party. Desvi, Inc. v. Continental Ins. Co., 968 F.2d 307, 308 (3d Cir. 1992). Yet to allow this "but for" justification to be the sole factor in favor of allowing the exculpation would be to set a dangerous precedent. After all, the claimants representatives were the architects of the Claimants Agreement, which provided for uneven treatment of asbestos creditors and created many of the confirmation problems that have plagued this case. It is circular reasoning to then cite the forbearance of the rights granted in the Claimants Agreement as support for the exculpation provision. It need hardly be added that this argument only addresses one subset of the exculpated parties. No explanation is given for why exculpating the Debtors, the Futures Representative, the Trust Advisory Committee, or any of the others is essential to the reorganization.

      Beyond the official committees and their representatives in their capacity under ss. 1103, the Court cannot find that there is factual support for allowing the requested exculpation in ss. 12.3 nor the releases contained in ss. 2.1 and 2.2.

      In conclusion, even if the Court had subject matter jurisdiction to enter release and exculpation provisions, it would not allow the releases requested. Nonetheless, summary judgment on that issue must be denied since the threshold issue of jurisdiction has not been determined.

VI.  Loans from the Plan Trust

      Section 524(g) requires a debtor seeking a channeling injunction to establish "a trust that, pursuant to the plan of reorganization ... is to use its assets or income to pay claims and demands." 11 U.S.C. ss.
524(g)(2)(B)(i)(IV). First State argues that the Plan runs afoul of that mandate because it allows Plan Trust assets to be used to loan $19 million to Reorganized Congoleum.

      First State's description of the proposed transactions as loans is not wholly accurate. Section 6.12 of the Plan provides that "[i]n order to satisfy the Additional Bondholder Recovery, the Reorganized Debtors shall receive or retain in escrow $5 million of Asbestos Insurance Action Recoveries ...." It is inaccurate to characterize that transaction as a loan because, as the Debtors correctly point out, the proceeds of the Debtors' insurance policies are property of the bankruptcy estate and nothing in ss. 524(g) mandates that all insurance recovery be paid into a plan trust. Debtors' Mem. at 131. As a result, the escrow arrangement proposed in ss. 6.12 of the Plan does not violate ss. 524(g).(22)

      However, the other portion of the Debtors' proposed transaction with the Plan Trust is a loan. Pursuant to the Plan, the Plan Trust will extend a loan in the maximum amount of $14 million to the Reorganized Debtors in exchange for the Subordinated Plan Trust Promissory Note. Plan Ex. K. The Plan Trust Note will bear interest at 10% per year and is secured by distributions from the


----------
      (22) While not a violation of ss. 524(g), the Debtors' choice of how to allocate that $5 million in asbestos insurance proceeds is relevant to the Court's analysis under ss. 524(g)(4)(B)(ii) and ss. 1129(a)(3)'s good faith standard. See, supra, III(B).

GHR/Kenesis Litigation Trust. The Court is not aware of any authority that restricts the ability of a ss. 524(g) plan trust to invest its undistributed assets. To go even further, the Plan Trustees would seem to have a fiduciary duty to attempt to obtain a decent return on the Trust assets. The question in the Court's mind is whether the particular loan proposed comports with the terms of the Congoleum Plan Trust Agreement. Plan Ex. D.

      The Agreement provides that "[i]nvestment of monies held in the Plan Trust shall be administered in the manner in which individuals of ordinary prudence, discretion, and judgment would act in the management of their own affairs ...."
Congoleum Plan Trust Agreement ss. 3.3(a). The Debtors argue that the loan to Reorganized Congoleum is amply justified because the Plan Trust is effectively receiving "a guaranteed return of 10% per annum on account of the loan." Debtors' Mem. at 132. The current record does not support a finding that the repayment of the loan with interest is virtually guaranteed. It is not a foregone conclusion that the GHR/Kenesis Litigation Trust will be able to collect all that it is owed. Even if it were, the amount the Trust will collect is less than the $14 million being loaned to Reorganized Congoleum. Additionally, it has not been established to the Court's satisfaction that an ordinarily prudent individual would make this loan; The loan puts far too great a percentage of the Trust's eggs in one basket.

      More specifically, the Plan Trust investment guidelines do not allow the Plan Trust to acquire any long-term debt securities rated lower than BAA by Moody's or BBB by Standard & Poor's. Congoleum Plan Trust Agreement ss. 3.3(b). When Congloeum's debt was last rated in April 2005, Congoleum's Senior Note debt was rated CA and CAA2, which does not meet the investment standards in the Plan Trust Agreement. Those issues, although not determinative of these summary judgment motions, are issues that would be relevant at confirmation.

      The Court will deny summary judgment on this issue. The escrow agreement and the loan from the Congoleum Plan Trust do not violate ss. 524(g).



                 REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

                                    Conclusion

      The Court will grant summary judgment in part and deny it in part.

      Summary judgment is granted as to the following issues:

      1) a Bondholder-rejected Plan satisfies the funding requirements of ss. 524(g)(2)(B)(i)(III);

      2) a Bondholder-supported Plan does not satisfy the funding requirements of ss. 524(g)(2)(B)(i)(III);

      3) ABI's contribution does not satisfy the "fair and equitable" requirements of ss. 524(g)(4)(B)(ii); and

      4) the current classification scheme in the Plan does not provide substantially similar treatment for similarly situated creditors;

      Summary judgment is denied as to the following issues:

      1) whether the Debtors contributions satisfy the "fair and equitable" requirements of ss. 524(g)(4)(B)(ii);

      2) the release and exculpation provisions because it has not been established that this Court has jurisdiction pursuant to 28 U.S.C. ss. 1334(b); and

      3) whether the loan from the Congoleum Plan Trust and the escrow agreement violate ss. 524(g).

      Accordingly, the Court finds that the Plan is not confirmable as a matter of law. The Court will enter an Order in accordance with this Opinion.

                                    /s/ Kathryn C. Ferguson
                                    -----------------------------------------
                                    KATHRYN C. FERGUSON
                                    US Bankruptcy Judge

Dated: January 26, 2007